UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported:  March 10, 2014
Texas South Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-171064	99-0362471
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Riverway, Suite 1800
Houston, TX 77056
(Address of principal executive offices and Zip Code)

Texas South Energy's telephone number, including area code: (713) 209-2950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Texas South Energy under any of the following provisions.

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01 - Entry into Material Definitive Agreements

Farm-Out Letter Agreement

On March 10, 2014, Texas South Energy, Inc. (the “Company”) entered into a farm out letter agreement with GulfSlope Energy, Inc. (“GulfSlope”), relating to five prospects (the “Prospects”) located within 2.2 million acres of 3D seismic licensed and interpreted by GulfSlope.  GulfSlope intends to acquire oil & gas leases covering these Prospects. Under the terms of the farm-out letter agreement, the Company will acquire up to a 20% working interest in the Prospects for up to $10,000,000 payable by the Company to GulfSlope on or before by April 11, 2014.  In addition, the Company has also agreed to pay its proportionate share of the net rental costs related to the Prospects.  Failure of GulfSlope to deliver the 20% working interest in the Prospects to the Company by August 1, 2014 will allow the Company, at its option, to request a refund of payments made to date (subject to a pro-rata optional refund upon partial delivery of Prospects).  GulfSlope will be the operator of record and shall have the right to negotiate all future joint operating agreements.  James M. Askew, chief executive officer, director, and beneficial holder of greater than 10% of the common stock of the Company, is a director and beneficial owner of 8.8% of the common stock of GulfSlope.

Note Agreement

In connection with the Company’s funding obligations pursuant to the farm-out letter agreement, on March 10, 2014, the Company entered into a financing arrangement for up to $10,000,000 in connection with the issuance of 1% unsecured convertible promissory notes (the “Notes”), convertible into shares of the Company’s common stock at a conversion price of $0.20 per share.  The Notes are governed by the note agreement (the “Note Agreement”).   The Notes will mature on August 15, 2014, unless converted, at which time the principal and interest will be due. The Notes accrue interest at 1% per annum.  The noteholder may convert the Notes at any time.  The principal and accrued but unpaid interest on the Notes shall automatically convert upon the Company’s receipt, on or before August 1, 2014, of a 20% working interest in the Prospects.  If the Company receives less than a 20% working interest in the Prospects, then the principal and accrued but unpaid interest shall be automatically converted on a pro rata basis.

Pursuant to the Note Agreement, the noteholders have agreed to fund the proceeds of the Notes in three tranches.  The noteholders funded the initial tranche of $1,000,000 on March 10, 2014.  The noteholders are obligated to fund the second tranche of $5,500,000 by on or about March 19, 2014, which will be released to the Company upon confirmation that GulfSlope was the high bid on leases covering at least five or more prospects.  The noteholders may fund up to an additional $3,500,000 by April 11, 2014.

Pursuant to the Note Agreement, the proceeds from the Notes shall be returned to the noteholders if GulfSlope is not the high bid on any prospect.  Further, if GulfSlope does not provide the Company with a 20% working interest in the Prospects, then the Company shall have the right, at its sole discretion, to seek a refund of all or a portion of the payments made by Texas South to GulfSlope under the farm-out letter agreement.  Upon receipt of a refund by GulfSlope, the Company is obligated to repay such amounts to the noteholders.

Item 3.02 Unregistered Sales of Equity Securities

As more fully described in Item 1.01 above, on March 10, 2014, the Company agreed to issue the Notes for up to $10 million, the principal amount of which is convertible into up to 50,000,000 shares of the Company’s common stock.

The issuance of the shares described above was made without registration under the Securities Act of 1933, as amended (the “Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Act, Regulation D under the Act, Regulation S under the Act and in reliance on similar exemptions.  No advertising or general solicitation was made in connection with the sale and issuance of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 14, 2014

TEXAS SOUTH ENERGY, INC.

By:	/s/James Askew
James M. Askew
Chief Executive Officer